Exhibit 99

March 1, 2007

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2006 EARNINGS

Wheeling, WV, March 1, 2007–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2006, was $2,143,824 or $1.40 per share as compared to $2,262,265 or $1.48 per share for the year ended December 31, 2005. Mr. Dlesk reported that the decrease in earnings during 2006 over 2005 was primarily attributed to the decrease in net interest income combined with an increase in noninterest expenses which were offset in part by an increase in noninterest income and the decrease in the provision for loan losses. Net interest income decreased $228,445 or 2.5% in 2006 as compared to 2005 and was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. Noninterest expenses increased $162,602 or 2.2% in 2006 over 2005 primarily due to increased salary and employee benefits, offset in part by a decrease in other operating expenses. Salary and employee benefits increased $282,581 or 7.5% in 2006 over 2005 and was primarily due to the full year impact of hiring of additional personnel for lending development and operations, salary adjustments for key officers, the purchase of uniforms for bank personnel and normal annual merit adjustments. Noninterest income increased $55,436 or 4.0% in 2006 as compared to 2005 and resulted primarily due to an increase in service charges and other fees which was offset in part by declines in gains on sales of investment securities and other operating income. The provision for loan losses decreased $180,000 in 2006 over 2005 and was primarily the result of the decline in the loan volume combined with the improvement in the asset quality of the loan portfolio.

The Company ended the year 2006 with total assets of $254,437,561, a decrease of 4.4% as compared to the prior year. Total loans decreased $14,504,938 or 10.7% from $135,214,258 at December 31, 2005 to $120,709,320 at December 31, 2006. Total deposits were $210,408,415 at December 31, 2006 as compared to $218,817,301 at

December 31, 2005, a decrease of 3.8%. Stockholders’ equity increased 3.9% in 2006 entirely from current earnings after quarterly dividends and increased 1.6% from the effect of the change in the net unrealized losses on securities available for sale.

Net income for the fourth quarter of 2006 was reported at $402,655 or $.26 per share, down 32.0% compared to $592,199 or $.39 per share reported for the same period a year earlier. The decrease in earnings during the fourth quarter of 2006 compared to 2005 was primarily attributed to the decrease in net interest income combined with an increase in operating expenses, offset in part by an increase in noninterest income. Net interest income decreased $172,787 or 7.7% over the same period in 2005. Noninterest expenses increased $121,799 or 6.6% during the fourth quarter of 2006 as compared to 2005. Noninterest income increased $30,237 or 9.3% over the same period in 2005.

Financial Highlights for the year-end and fourth quarter of 2006 for the Company are presently below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2006	December 31, 2005
AT YEAR END
Total Assets	$254,438	$266,213
Total Deposits	210,409	218,817
Total Loans net of unearned income	120,709	135,214
Total Investment Securities	110,894	107,998
Shareholders’ Equity	25,277	23,959
Shareholders’ Equity Per Share of
Common Stock	16.54	15.68

FOR THE TWELVE MONTHS ENDED
Net income	2,144	2,262
Provision for Loan Losses	—	180
Earnings Per Share of Common Stock	1.40	1.48
Dividends Per Share of Common Stock	.76	.76
Return on Average Assets	.82%	.84%
Return on Average Equity	8.44%	9.27%

FOR THE THREE MONTHS ENDED
Net income	403	592
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.26	.39
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.62%	.89%
Return on Average Equity	6.20%	9.47%

Average shares outstanding at December 31,	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”